ZOO ENTERTAINMENT, INC.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

I.	PURPOSE

The Nominating and Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Zoo Entertainment, Inc. (the “Corporation”): (1) to assist the Board by identifying qualified candidates for director nominees, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to lead the Board in its annual review of the Board’s performance; (3) to recommend to the Board director nominees for each Board committee; and (4) develop and recommend to the Board corporate governance guidelines applicable to the Corporation.

II.	MEMBERSHIP AND PROCEDURES

A.	Membership and Appointment

To assist in carrying out its duties, the Committee shall have sole authority to retain and terminate any search firm to be used to identify candidates to serve as a director, including sole authority to approve the search firm’s fees and other retention terms. In addition, the Committee shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Committee shall be comprised of not fewer than two members of the Board, as shall be determined from time to time by the Board. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall hold office until their resignation or removal or until their successors shall be duly elected and qualified.

All members of the Committee shall qualify as “independent directors” for purposes of the listing standards of The NASDAQ Stock Market LLC, as such standards may be changed from time to time; provided, however, that in connection with the Corporation’s transfer from the OTC Bulletin Board to The NASDAQ Stock Market LLC, membership on the Committee may be phased-in in accordance with The NASDAQ Marketplace Rules 5615(b) and 5615(c).

B.          Removal

The entire Committee or any individual Committee member may be removed without cause by the affirmative vote of a majority of the Board. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation, or the Board (unless the notice specifies a later time for the effectiveness of such resignation). The Board may elect a successor to assume the available position on the Committee when the resignation becomes effective.

C.          Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda for and the length of meetings and shall have unlimited access to management and to information relating to the Committee’s purposes. The Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

D.          Meetings, Minutes and Reporting

The Committee shall meet at least two times per year, or more frequently as circumstances dictate. All Committee members are expected to attend each meeting, in person or via tele- or video-conference.

The Committee shall keep minutes of the proceedings of the Committee. In addition to the specific matters set forth herein requiring reports by the Committee to the full Board, the Committee shall report such other significant matters as it deems necessary concerning its activities to the full Board. The Committee may appoint a Secretary whose duties and responsibilities shall be to keep records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a member of the Committee or a director and shall have no membership or voting rights by virtue of the position.

E. Delegation

The Committee may, by resolution passed by a majority of the Committee members, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board when required.

F.          Authority to Retain Advisors

In the course of its duties, the Committee shall have the authority, at the Corporation’s expense and without needing to seek approval for the retention of such advisors or consultants from the Board, to retain and terminate consultants (including search firms to be used to identify candidates to serve as directors), legal counsel, or other advisors, as the Committee deems advisable, including the sole authority to approve any such advisors’ fees and other retention terms.

III.          DUTIES AND RESPONSIBILITIES

The following shall be recurring duties and responsibilities of the Committee in carrying out its purposes. These duties and responsibilities are set forth below as a guide to the Committee, with the understanding that the Committee may alter or supplement them as appropriate under the circumstances, to the extent permitted by applicable law.

1.	Evaluate the current composition, organization and governance of the Board and its committees, and make recommendations to the Board for approval.

2.
Determine desired Board member skills and attributes and conduct searches for prospective directors whose skills and attributes reflect those desired. Evaluate and propose nominees for election to the Board. At a minimum, nominees for service on the Board must meet the threshold requirements set forth in the Nominating and Governance Committee Policy Regarding Qualifications of Directors attached as Appendix A hereto. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

3.	Administer the annual Board performance evaluation process, including conducting surveys of director observations, suggestions and preferences.

4.
Evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees, the selection of Board committee chairs, and proposal of the slate of directors for election to the Board.

5.
Consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the Procedures for Shareholders Submitting Nominating Recommendations attached hereto as Appendix B. The Committee will consider such candidates in accordance with the policies set forth in the Policy on Shareholder Recommendation of Candidates for Election of Directors attached hereto as Appendix C.

6.	As necessary in the Committee’s judgment from time to time, retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board.

7.	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors’ governance principles, for cause or for other appropriate reasons.

8.	Evaluate and consider matters relating to the qualifications of directors.

9.	Oversee the process of succession planning for the Chief Executive Officer and, as warranted, other senior officers of the Corporation.

10.	Develop, adopt and oversee the implementation of a Code of Business Conduct and Ethics for all directors, executive officers and employees of the Corporation.

11.
Review and maintain oversight of matters relating to the independence of Board and committee members, keeping in mind the independence standards of the Sarbanes-Oxley Act of 2002 and the rules of The NASDAQ Stock Market LLC.

12.	Develop and monitor compliance with a set of corporate governance principles for the Corporation, and periodically recommend any proposed changes to the Board for approval.

13.	Oversee and assess the effectiveness of the relationship between the Board and Corporation management.

14.
Form and delegate authority to subcommittees when appropriate, each subcommittee to consist of one or more members of the Committee. Any such subcommittee, to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Committee.

15.	Make regular reports to the Board concerning its activities.

16.	Annually review and reassess the adequacy of this Charter and the appendices hereto and recommend any proposed changes to the Board for approval.

17.	Annually evaluate its own performance.

18.	Fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board.

APPENDIX A

Nominating and Governance Committee Policy Regarding
Qualifications of Directors

The Nominating and Governance Committee (the “Committee”) of Zoo Entertainment, Inc. (the “Corporation”) believes that members of the Corporation’s Board of Directors (the Board”) must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Corporation and monitor the Corporation’s adherence to principles of sound corporate governance. It is therefore the policy of the Committee that all persons nominated to serve as a director of the Corporation should possess the minimum qualifications described in this Policy. These are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the board at the time, and other relevant circumstances. This Policy may be modified by the Committee from time to time.

1.	Integrity and Ethical Values. Candidates should possess the highest personal and professional standards of integrity and ethical values.

2.	Commitment. Candidates must be committed to promoting and enhancing the long term value of the Corporation for its shareholders.

3.
Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Corporation and its shareholders.

4.
Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Corporation without favoring or advancing any particular shareholder or other constituency of the Corporation.

5.
Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise.

6.
Oversight. Candidates are expected to have sound judgment, derived from management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

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7.	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Corporation. These include:

•	contemporary governance concerns;
•	regulatory obligations of a public issuer;
•	strategic business planning;
•	competition in a global economy; and
•	basic concepts of corporate accounting and finance.

8.
Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be able to arrange their business and professional commitments, including service on the boards of other companies and organizations, so that they are available to attend the meetings of the Corporation’s Board and any committees on which they serve, as well as the Corporation’s annual meeting of shareholders.

9.	Board Policies. The candidate’s election must not conflict with any applicable Board policies.

10.
Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Corporation and its shareholders.

11.	Additional Qualifications. In approving candidates to be recommended for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of The NASDAQ Stock Market LLC;
•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of The NASDAQ Stock Market LLC;
•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission; and
•	the independent directors should have general familiarity with an industry or industries in which the Corporation conducts a substantial portion of its business or in related industries.

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APPENDIX B

Procedures for Shareholders
Submitting Nominating Recommendations

The Nominating and Governance Committee (the “Committee”) of Zoo Entertainment, Inc. (the “Corporation”) has adopted the following procedures for Corporation shareholders to submit recommendations for nomination to the Corporation’s Board of Directors (the “Board”). The Committee may amend theses procedures from time to time.

1.
Security Holders Entitled to Make Submissions. The Committee will accept for consideration submissions of recommendations for the nomination of directors from shareholders who meet the minimum percentage ownership requirements that the Board may establish from time to time. Submissions of such recommendations must comply with the requirements set forth below. Acceptance of a recommendation for consideration does not imply that the Committee will nominate the recommended candidate.

2.
Manner and Address for Submission. All shareholder nominating recommendations must be in writing, addressed to the Committee care of the Corporation’s corporate secretary at the Corporation’s principal offices. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

3.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;
•	The number of the Corporation’s shares owned by the recommending shareholder and the time period for which such shares have been held;
•
If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•
A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Corporation’s next annual meeting of shareholders.

4.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•
the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Corporation); and
•
the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Corporation and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Corporation).

5.
Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder, and any agreements or understandings regarding the nomination, including those between the recommending shareholder and the nominee.

6.
Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Corporation’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Corporation.

7.
Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Corporation.

8.
Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Corporation.

9.
Consent to be Interviewed by the Committee and, if Nominated and Elected, to Serve. The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the Committee and interviewed if the Committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director of the Corporation. The recommending shareholder must furnish the proposed nominee’s contact information for this purpose.

10.
Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Corporation, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Corporation’s proxy statement for the annual meeting of shareholders for the current year.

11.
Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders set forth in paragraph three above must be submitted with respect to each shareholder in the group.

APPENDIX C

Policy on Shareholder Recommendation
of Candidates for Election as Directors

1. It is the policy of Zoo Entertainment, Inc. (the “Corporation”) that the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) consider recommendations for the nomination of directors submitted by holders of the Corporation’s shares entitled to vote generally in the election of directors.

2. In order for the recommendation of a security holder to be considered under this Policy, the recommending shareholder or group of shareholders must have held at least five percent (5%) of the Corporation’s voting common stock for at least one year as of the date the recommendation was made.

3.  For each annual meeting of shareholders, the Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders.  An affiliated group of shareholders means shareholders constituting a group under Regulation 13D.

4.  The Committee will also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in the Corporation.

5.  The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for board candidates, including that a director must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency.

6.  Only those recommendations whose submission complies with the procedural requirements adopted by the Committee will be considered by the Committee.

7.  All recommendations submitted by shareholders will be considered in the same manner and under the same process as any other recommendations submitted from other sources.

8.  The Committee will select candidates to be recommended for nomination to the Board according to the above requirements and qualification criteria established by the Committee.  The Committee is under no obligation to recommend a candidate for nomination.

9.  This Policy may be revised or revoked by the Board or the Committee at any time.

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